Exhibit 99.1

NEWS RELEASE Investor and Media Contact: A. Pierre Dubois Investor Relations & Corporate Communications BPZ Energy (281) 752-1240 pierre_dubois@bpzenergy.com

BPZ Energy Announces Receipt of Corvina CX-15 Environmental Permit to Begin Drilling and
Provides Third Quarter and Nine Month 2012 Financial Results and Operational Update

HOUSTON,TX ‒ November 8, 2012 ‒ BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today announced receipt of the necessary permit to begin operations at the new CX-15 platform at the Corvina Field.  In addition, the Company provided financial and operational results for the three and nine months ended September 30, 2012.

PRESIDENT AND CEO MANOLO ZÚÑIGA COMMENTED, “We are very excited to return to drilling at the Corvina field with the new CX-15 platform.  Interest has been high in this project due to the state-of-the-art design and its importance to our Company.  Our teams worked extremely hard to achieve this very important milestone which is helping redefine our next phase of growth.  Enhancing shareholder value is a priority for our Company, and this new drilling program should help us attain improved production and cash flow, as well as profitability.”

Financial Summary

For the three months ended September 30, 2012, the Company reported an operating loss of $13.2 million and a net loss of $17.1 million, or $0.15 per share, compared to operating income of $7.1 million and net income of $5.7 million, or $0.05 per share, for the same period last year.

The operating loss for the third quarter of 2012, compared to operating income in the same period last year, was due to higher operating expenses, mainly increased geological, geophysical and engineering expenses related to 3D seismic acquisition activity underway at Block Z-1.  Operating results also included $1.5 million of charges related to the partial abandonment of the pre-existing Piedra Redonda offshore platform.  Higher overall operating expenses were partly offset by $1.4 million of lower general and administrative expenses compared to the same period last year.  In addition, the Company experienced lower sales volumes and prices compared to the same period last year, which also contributed to the higher operating loss.

For the nine months ended September 30, 2012, the Company reported an operating loss of $38.9 million and a net loss of $52.9 million or $0.46 per share, compared to operating income of $16.4 million and a net loss of $2.1 million, or $0.02 per share, for the same period last year.

The operating loss for the nine months ended September 30, 2012, compared to operating income in the same period last year, was due to increased geological, geophysical and engineering expenses of $24.8 million mainly related to the offshore 3D seismic acquisition activity underway at Block Z-1 and increased lease operating expense of $9.2 million.  Operating results also included $2.3 million of charges related to the partial abandonment of the pre-existing Piedra Redonda offshore platform.  Higher overall operating expenses were partly offset by $2.3 million of lower general and administrative expenses, compared to the same period last year.  In addition, for the first nine months of 2012, lower sales volumes were partly offset by higher sales prices compared to the same period last year.

The net loss for the nine-month period ended September 30, 2012 included debt extinguishment costs of $7.3 million related to the prepayment of a portion of the $75 million secured debt facility.

Earnings before interest, income taxes, depreciation, depletion and amortization and exploration expense and certain charges (“EBITDAX”) (non-GAAP measure) was $6.0 million and $30.7 million for the three and nine months ended September 30, 2012, respectively, compared to $16.9 million and $53.4 million for the same periods last year, respectively.

Included below in the release for reference are the Company’s Consolidated Statements of Operations and a reconciliation of EBITDAX to U.S. GAAP for the three and nine months ended September 30, 2012 compared to the same periods last year.

BPZ Resources, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenue:
Oil revenue, net	$28,537	$34,884	$97,691	$108,246
Other revenue	135	1,326	215	3,608

Total net revenue	28,672	36,210	97,906	111,854

Operating and administrative expenses:
Lease operating expense	14,332	10,909	38,394	29,182
General and administrative expense	6,951	8,452	24,507	26,759
Geological, geophysical and engineering expense	6,414	571	33,146	8,290
Depreciation, depletion and amortization expense	11,204	8,534	34,358	27,811
Standby costs	1,490	629	4,089	3,450
Other expense	1,510	-	2,266	-

Total operating and administrative expenses	41,901	29,095	136,760	95,492

Operating income (loss)	(13,229)	7,115	(38,854)	16,362

Other income (expense):
Income from investment in Ecuador property, net	203	453	109	359
Interest expense	(2,302)	(5,600)	(12,592)	(14,240)
Loss on extinguishment of debt	-	-	(7,318)	-
Gain (loss) on derivatives	(4,330)	4,622	(2,291)	(1)
Interest income	12	33	22	266
Other income (expense)	(109)	157	(354)	349

Total other expense, net	(6,526)	(335)	(22,424)	(13,267)

Income (loss) before income taxes	(19,755)	6,780	(61,278)	3,095

Income tax expense (benefit)	(2,614)	1,075	(8,346)	5,191

Net income (loss)	$(17,141)	$5,705	$(52,932)	$(2,096)

Basic net income (loss) per share	$(0.15)	$0.05	$(0.46)	$(0.02)
Diluted net income (loss) per share	$(0.15)	$0.05	$(0.46)	$(0.02)

Basic weighted average common shares outstanding	115,694	115,460	115,594	115,327
Diluted weighted average common shares outstanding	115,694	115,547	115,594	115,327

PRODUCTION AND REVENUE SUMMARY

Production

All production numbers which follow are on a 100% gross basis.

For the three months ended September 30, 2012, total production from the offshore Corvina and Albacora fields in Block Z-1 was approximately 262 thousand barrels of oil, or 2,845 barrels of oil per day (bopd), compared to 321 thousand barrels of oil, or 3,490 bopd in the same period in 2011.

For the nine months ended September 30, 2012 total oil production was 938 thousand barrels, or 3,424 bopd, compared to 1.07 million barrels, or 3,930 bopd for the same period in 2011.  Production for the three and nine months ended September 30, 2012 was lower due to natural decline in oil production and a mechanical problem in one of the two active CX-11 gas reinjection wells that affected the performance of two oil producing wells in the Corvina field, partially offset by higher oil production from the Albacora field.

Revenues

Net oil revenues for the three months ended September 30, 2012 were $28.5 million compared to $34.9 million for the same period in 2011.  During the three months ended September 30, 2012, net oil sales volumes and realized pricing per barrel were 285 thousand barrels and $100.25, compared to 338 thousand barrels and $103.06, respectively, for the same period last year.  The decrease in net oil revenue is due to a decrease in the amount of oil sold of 53 thousand barrels, and a decrease of $2.81 per barrel, or 2.7%, in the average sales price received.

For the nine months ended September 30, 2012, net oil revenue was $97.7 million compared to $108.2 million for the same period last year.  For the nine months ended September 30, 2012, net oil sales volumes and realized pricing per barrel were 942 thousand barrels and $103.67, compared to 1.07 million barrels and $101.25, respectively, for the same period last year.  The decrease in net oil revenue is due to a decrease in the amount of oil sold of 127 thousand barrels, partially offset by an increase of $2.42 per barrel, or 2.4%, in the average sales price received.

Other revenue decreased $1.2 million to $0.1 million for the three months ended September 30, 2012, and $3.4 million to $0.2 million, for the nine months ended September 30, 2012 related to fewer charters to third parties of proprietary marine vessels.

OPERATING AND ADMINISTRATIVE EXPENSE SUMMARY

Lease Operating Expense

For the three months ended September 30, 2012, lease operating expenses (LOE) increased by $3.4 million to $14.3 million ($50.29 per Bbl) from $10.9 million ($32.28 per Bbl) for the same period in 2011.  Higher LOE in the recent quarter is due to increased costs of $2.7 million related to sales from inventory and higher net other expenses of $0.7 million.

For the nine months ended September 30, 2012, LOE increased by $9.2 million to $38.4 million ($40.76 per Bbl) from $29.2 million ($27.30 per Bbl) for the same period in 2011.  Higher LOE is due to increased repair and maintenance expenses of $2.9 million, increased contract services of $2.0 million, increased equipment rental expense of $1.2 million, increased costs of $1.0 million related to sales from oil inventory, increased fuel costs of $0.5 million, increased salary expenses of $0.5 million and increased other LOE of $1.1 million.

Expenses included above related to workovers were consistent for the three months ended September 30, 2012 and $0.5 million lower for the nine months ended September 30, 2012, compared to the same periods last year.

General and Administrative Expense

For the three months ended September 30, 2012, general and administrative (G&A) expenses decreased by $1.4 million to $7.0 million from $8.4 million for the same period in 2011.  Stock-based compensation expense, a subset of G&A expenses, decreased by $0.1 million to $0.7 million for the three months ended September 30, 2012 from $0.8 million for the same period in 2011.

Excluding stock-based compensation, other G&A expenses for the third quarter of 2012 decreased $1.3 million to $6.3 million from $7.6 million for the same period in 2011.  The $1.3 million decrease is due to lower non-income taxes of $0.6 million, lower insurance costs of $0.4 million and lower other general and administrative expenses in 2012 of $0.3 million.

For the nine months ended September 30, 2012, G&A expenses decreased by $2.3 million to $24.5 million from $26.8 million for the same period in 2011.  Stock-based compensation expense, a subset of general and administrative expenses, decreased by $1.1 million to $2.1 million for the nine months ended September 30, 2012 from $3.2 million for the same period in 2011.

Excluding stock-based compensation, other G&A expenses decreased $1.2 million to $22.4 million from $23.6 million compared to the same period in 2011.  The $1.2 million decrease is due to lower salary and related costs of $1.4 million and lower insurance and other general and administrative costs of $0.9 million, partially offset by higher third party costs of $1.1 million related to the Block Z-1 joint venture transaction.

Geological, Geophysical and Engineering Expense

For the three months ended September 30, 2012, geological, geophysical and engineering (GG&E) expenses increased $5.8 million to $6.4 million compared to $0.6 million for the same period in 2011.

For the nine months ended September 30, 2012, GG&E expenses increased $24.8 million to $33.1 million compared to $8.3 million for the same period in 2011.

Higher GG&E for the three and nine month 2012 periods is due to the ongoing offshore 3D seismic acquisition for Block Z-1, compared to onshore seismic data acquisition in 2011 which focused on Blocks XXII and XXIII.

Depreciation, Depletion and Amortization Expense

For the three months ended September 30, 2012, depreciation, depletion and amortization (DD&A) expense increased $2.7 million to $11.2 million from $8.5 million for the same period in 2011.  For the nine months ended September 30, 2012, DD&A expense increased $6.6 million to $34.4 million from $27.8 million for the same period in 2011.

The increase in DD&A for both the three and nine months ended September 30, 2012 compared to the same periods in 2011, is due to a lower reserve base in the Corvina and Albacora fields in 2012 and increased production and general equipment added toward the end of 2011.

Standby Costs

For the three and nine months ending September 30, 2012, the Company incurred $1.5 million and $4.1 million, respectively, mostly related to contractual obligations for the Petrex-18 rig.  Late in the third quarter, the Petrex-28 rig was accepted as being ready to work at the CX-15 platform and the Company began incurring standby costs for the rig.  The Company has given notice to mobilize the rig upon receipt of the necessary permit to begin the drilling and subsequent operation of all production and injection facilities on the new CX-15 platform.

This compares to the three and nine months ended September 30, 2011, when the Company incurred $0.6 million and $3.4 million, respectively, in standby rig costs primarily for the Petrex-09 rig, for which the Company’s obligations terminated upon expiration of the contract.

Other Expense

For the three and nine months ended September 30, 2012, the Company reported $1.5 million and $2.3 million, respectively, of charges related to requirements for partial abandonment of a pre-existing platform at the Piedra Redonda field in Block Z-1.  There were no similar expenses incurred in 2011.

Other Income (Expense)

For the three months ended September 30, 2012, total other expense was $6.5 million, compared to $0.3 million for the same period in 2011.

During the third quarter of 2012, the Company recognized approximately $2.3 million of net interest expense, which includes $7.6 million of interest expense reduced by $5.3 million of capitalized interest expense.  For the same period in 2011, $5.6 million in net interest expense was recognized which included $8.4 million of interest expense reduced by $2.8 million of capitalized interest.  The decrease of $3.3 million in net interest expense is due to a lower amount of interest bearing debt outstanding, as well as higher capitalized interest expense related to the higher construction-in-progress balances, compared to the same period in 2011.

In connection with obtaining the $40.0 million and the $75.0 million secured debt facilities in January and July 2011, the Company entered into performance based arranger fees that the Company accounts for as embedded derivatives.  As a result of the fair value measurement for the three months ended September 30, 2012, the loss associated with the embedded derivatives was $4.3 million, compared to a $4.6 million gain for the three months ended September 30, 2011.

For the nine months ended September 30, 2012, total other expense was $22.4 million, compared to $13.3 million during the same period in 2011.

For the nine months ended September 30, 2012, net interest expense was $12.6 million, which includes $24.6 million of interest expense reduced by $12.0 million of capitalized interest expense.  This compares to $14.2 million in net interest expense, which included $21.4 million of interest expense reduced by $7.2 million of capitalized interest for the same period in 2011.

The decrease of $1.6 million in net interest expense for the nine months ended September 30, 2012, compared to the same period in 2011, is due to lower interest bearing debt outstanding in 2012 compared to 2011, and by higher capitalized interest related to the higher construction in progress balances.

The Company also recognized a $7.3 million loss on the extinguishment of debt in the 2012 nine-month period.

As a result of the fair value measurement for the nine months ended September 30, 2012, the loss associated with the embedded derivatives described previously was $2.3 million, compared with a minimal charge for the nine-month period last year.

Income Taxes

For the three months ended September 30, 2012, the Company recognized income tax benefit of $2.6 million on a loss before income taxes of $19.8 million.  For the same period in 2011, the Company recognized income tax expense of $1.1 million on income before income taxes of $6.8 million.

For the nine months ended September 30, 2012, the Company recognized income tax benefit of $8.3 million on a loss before income taxes of $61.3 million.  For the same period in 2011, the Company recognized an income tax expense of $5.2 million on income before income taxes of $3.1 million.

LIQUIDITY, CAPITAL EXPENDITURES AND CAPITAL RESOURCES

Liquidity

At September 30, 2012, the Company had cash and cash equivalents of $75.4 million and a working capital surplus of $90.6 million.

Capital Expenditures

For the three months ended September 30, 2012, capital expenditures were $27.8 million, including $5.3 million of capitalized interest.  For the nine months ended September 30, 2012, capital expenditures were $68.1 million, including $12.0 million of capitalized interest.

For the nine months ended September 30, 2012, capital expenditures, excluding capitalized interest, were $56.1 million incurred as follows:

•	$48.1 million related to costs incurred in the design and fabrication of the CX-15 platform and facilities;
•	$4.6 million for Albacora permanent production facilities; and
•	$3.4 million for other projects, including artificial lift and the lease automatic custody transfer unit to be located at the Corvina field.

Capital Resources

At September 30, 2012, outstanding long-term debt and short-term debt consisted of the 2015 Convertible Notes with a par value of $170.9 million, $36.4 million related to the $40.0 million secured debt facility, $35.0 million related to the $75.0 million secured debt facility and $176.6 million of loans from Pacific Rubiales Energy Corp. as part of the Block Z-1 share purchase agreement.  At September 30, 2012, the current and long-term portions of debt obligations were $21.5 million and $378.1 million, respectively.

Subsequent Events

In October 2012, the Company received a waiver for the third quarter minimum crude oil production requirement under the secured debt facilities.  Also during October 2012, the Company received an environmental permit for the start-up, commissioning, and operation of produced water and gas reinjection equipment at the Albacora field.

In November 2012, the Company received an environmental permit to begin the drilling and subsequent operation of all production and injection facilities on the new CX-15 platform at the Corvina field.

RECONCILIATION OF NON-GAAP MEASURE

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss)	$(17,141)	$5,705	$(52,932)	$(2,096)
Interest expense	2,302	5,600	12,592	14,240
Loss on extinguishment of debt	-	-	7,318	-
Income tax expense (benefit)	(2,614)	1,075	(8,346)	5,191
Depreciation, depletion and amortization expense	11,204	8,534	34,358	27,811
Geological, geophysical and engineering expense	6,414	571	33,146	8,290
Other expense	1,510	-	2,266	-
(Gain) loss on derivatives	4,330	(4,622)	2,291	1
EBITDAX (a)	$6,005	$16,863	$30,693	$53,437

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

OPERATIONS UPDATE

CORVINA FIELD

CX-15 Development Drilling

In September of 2012, the new CX-15 platform was successfully set at the Corvina field. The environmental permit to operate the new CX-15 platform was subsequently granted by the Peruvian Ministry of Energy and Mines on November 8, 2012.  In anticipation of the environmental permit, the Company was given approval to carry out equipment tie-ins on the platform that were needed before the drilling rig could be mobilized, including the support crane and the flare-boom.  The Petrex-28 rig will start mobilization next week, while the tie-ins are underway.  The current schedule calls for the Company to spud the first well at the CX-15 platform in December of 2012, with first oil production expected in the first quarter of 2013.

CX-11 Platform Workovers

The multi-well workover program at the Corvina CX-11 platform began in the third quarter of 2012.  Two wells have been completed, including work to correct a mechanical problem on the injector well.  The workover rig and tender barge have temporarily been moved from the CX-11 platform, in order to allow for the pipe laying barge to finalize the subsea connections between the CX-11 and CX-15 platforms.  Upon completion of the interconnections, the workover rig and tender barge will return to the CX-11 platform to reinitiate the workovers. It is expected that workovers will continue at the CX-11 platform into early 2013.

ALBACORA FIELD

As previously announced, the environmental permit from the Peruvian Ministry of Energy and Mines has been received.  Startup and commissioning of the produced water and gas reinjection equipment are underway at the Albacora platform.

3D SEISMIC

Phase two of the 3D seismic program at Block Z-1continues, with the smaller seismic vessel currently acquiring data at the Albacora field.  Seismic processing and interpretation also continues for the previously acquired 3D data at Block Z-1.  The Corvina field, 3D data covering the proved undeveloped (PUD) well locations for the new CX-15 drilling campaign is now being processed.  It is expected that the geological interpretations based on this new 3D data will be ready in early 2013, which will then be considered for the CX-15 drilling program.

CAPITAL AND EXPLORATORY EXPENDITURES

The Company expects total 2012 capital and exploratory expenditures to be approximately $130 million, excluding capitalized interest.  This includes $88 million of capital expenditures, mainly related to the CX-15 project at Block Z-1.  In addition, exploratory expenditures are expected to be $42 million related to the 3D seismic acquisition program underway at Block Z-1.

SPECIAL RECOGNITION

During the third quarter the Company was awarded the Empresa Socialmente Responsable (ESR), or Socially Responsible Company distinction, by Peru 2021, in association with the Mexican Center of Philanthropy.  The ESR distinction recognizes the Company for implementing best practices that promote employee quality of life, good community relationships, protection of the environment and good corporate governance.

PRESIDENT AND CEO MANOLO ZÚÑIGA COMMENTED, “I am very pleased with the recognition we have received as a socially responsible company by independent organizations, as well as by the Peruvian authorities.  We incorporate principles that promote excellence in all our work.  Our employees serve as the cornerstone of our operations and are integral to our success.

In this respect, with our new CX-15 platform in place at Corvina and the necessary environmental permit in hand, we are all very excited to begin development drilling at the field during the fourth quarter.  In addition, I am also pleased to say we now have the necessary permit at Albacora, and commissioning of reinjection equipment at the platform has begun.  Vital to our future offshore exploration, the 3D seismic data already acquired at Block Z-1 is being processed and interpreted.  Of more immediate importance, the second phase of the 3D survey has covered the Corvina PUD area, with the vessel currently acquiring 3D data in the Albacora area.  Corvina workovers are ongoing and a newly interconnected two-platform production complex will also help to further optimize production from the field.

Block Z-1 operations are moving ahead as we work closely with Pacific Rubiales, our joint venture partner.  We continue to work with the various governmental authorities in Peru to obtain formal approval required for the Block Z-1 joint venture.  Onshore, we are working to obtain the necessary permits needed to continue exploring on our three onshore blocks, while we consider partnering options for Blocks XIX and XXIII.

These efforts are enabling us to responsibly execute our key initiatives to help grow production and cash flow over time.”

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call and webcast to discuss third quarter 2012 results and operations on Friday, November 9, 2012, at 10:00 a.m. CST (11:00 a.m. EST.)   The live conference call may be accessed via the Investor Relations link, Events and Presentations section of the Company’s website at www.bpzenergy.com, or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457
International Dial-In:	(707) 287-9344
Conference Code:	55163298

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru.  In partnership with Pacific Rubiales Energy Corp., the Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field.  In addition, the Company is pursuing the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will”, “may,” “expected,” "estimated,” and "prospective," and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, receipt of approvals for our joint venture partner in Block Z-1, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company.  The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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